CELERICA INC.

2005 CONSOLIDATED REPORT

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CELERICA INC.

2005 CONSOLIDATED REPORT

TABLE OF CONTENTS

Page
AUDITORS’ REPORT	2
CONSOLIDATED FINANCIAL STATEMENTS -
EXPRESSED IN U.S. DOLLARS ($):
Balance sheets	3
Statements of operations	4
Statements of changes in stockholders’ equity	5
Statements of cash flows	6
Notes to financial statements	7-17

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AUDITORS' REPORT

To the stockholders of

CELERICA INC.

We have audited the consolidated balance sheets of Celerica, Inc. (hereafter - the Company) and its subsidiary as of December 31, 2005 and 2004 and the consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years ended on those dates. These financial statements are the responsibility of the Company’s board of directors and management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Israel including those prescribed by the Israeli Auditors (Mode of Performance) Regulations, 1973. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the board of directors and management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiary as of December 31, 2005 and 2004 and the consolidated results of operations, changes in stockholders’ equity and cash flows for the years mentioned above, in conformity with accounting principles generally accepted in the United States.

The financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1a(3) to the financial statements, the Company incurred significant losses from operations and existing cash available will not allow the Company to operate till the end of 2006. These factors raise a substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Tel Aviv
March 18, 2006

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CELERICA INC.

CONSOLIDATED BALANCE SHEETS

		December 31
	Note	2005	2004
		In thousands
A s s e t s
CURRENT ASSETS:
Cash and cash equivalents	1i	$1,041	$1,608
Restricted cash	5c	57	153
Accounts receivable:
Trade		1,019	461
Other	8a	74	134
Inventories	1d	1,633	2,879
T o t a l current assets		3,824	5,235
LONG-TERM RECEIVABLES:
Deposits		46	36
Severance pay funded	4	120	94
		166	130
PROPERTY, PLANT AND EQUIPMENT:	2
Cost		2,049	1,921
L e s s – accumulated depreciation		1,438	1,239
		611	682
		$4,601	$6,047
Liabilities and stockholders’ equity
CURRENT LIABILITIES:
Accounts payable and accruals:
Trade		1,065	877
Other	8b	522	368
Convertible shareholder’s loans	3		3,923
T o t a l current liabilities		1,587	5,168
LONG-TERM LIABILITIES -
Employee severance pay liability	4	79	65
COMMITMENTS	5
T o t a l liabilities		1,666	5,233
SHAREHOLDERS’ EQUITY:	6
Common stock of $ 0.001 par value:
authorized - 180,000,000 and 44,000,000; issued and paid – 33,011,251
and 4,334,529, at December 31, 2005 and 2004, respectively.		33	4
Preferred A shares of $ 0.001 par value: authorized 1,500,000;
Issued and paid – 1,133,239		**	1
Preferred B shares of $ 0.001 par value: authorized - 31,000,000;
Issued and paid - 26,529,238		**	28*
New Preferred A shares of $ 0.001 par value: authorized 121,000,000; issued
and paid – 119,771,322		120
Preferred A-1 Shares of $0.001 par value: authorized, issued and paid -
4,000,000 at December 31, 2005		4
Additional paid-in capital		30,754	22,280*
Deferred stock-based compensation		(125)	(107)
Warrants			366
Accumulated deficit		(27,851)	(21,758)
		2,935	814
		$4,601	$6,047

* Reclassified

** Note 6a

Chairman of	Chief Financial Officer
the Board of Directors

The accompanying notes are an integral part of these consolidated financial statements.

CELERICA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Note	2005	2004
In thousands

REVENUES		$2,252	$964
COST OF REVENUES		1,680	671
GROSS PROFIT		572	293
RESEARCH AND DEVELOPMENT EXPENSES - net	8e	4,284	2,860
SELLING, MARKETING, ADMINISTRATIVE AND
GENERAL EXPENSES	8f	2,327	2,021
LOSS FROM ORDINARY OPERATIONS		6,039	4,588
FINANCIAL EXPENSES – net		44	73
OTHER EXPENSES		10
LOSS BEFORE TAXES ON INCOME		6,093	4,661
TAXES ON INCOME	7
LOSS FOR THE YEAR		$6,093	$4,661

The accompanying notes are an integral part of these consolidated financial statements.

CELERICA INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Common stock	Preferred Stock	Additional paid-in Capital	Deferred stock-based compensation	Warrants	Accumulated deficit	Total
I n t h o u s a n d s

BALANCE AT JANUARY 1, 2004	3	29*	22,280*	(202)	366	(17,097)	5,379
CHANGES DURING 2004:
Exercise of employee stock options	1						1
Amortization of deferred compensation				95			95
Loss						(4,661)	(4,661)
BALANCE AT DECEMBER 31, 2004	$4	$29*	$22,280*	$(107)	$366	$(21,758)	$814
CHANGES DURING 2005:
Loss						(6,093)	(6,093)
Issuance of share capital		124	3,907**				4,031
Conversion of convertible loan into shares			3,979				3,979
Recapitalization, see Note 6a	29	(29)					-,-
Cancellation of warrants			366		(366)		-,-
Deferred stock-based compensation			222	(222)			-,-
Amortization of deferred compensation				204			204
BALANCE AT DECEMBER 31, 2005	$33	$124	$30,754	$(125)	-,-	$(27,851)	$2,935

*   Reclassified

** Net of issuance expenses of $94 thousand

The accompanying notes are an integral part of these consolidated financial statements.

CELERICA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended December 31
2005	2004
In thousands

CASH FLOWS FROM OPERATING ACTIVITIES:
Loss for the year	$(6,093)	$(4,661)
Adjustments to reconcile loss to net cash used in operating
activities:
Depreciation	208	170
Liability for employee rights upon retirement	14	7
Amortization of deferred stock-based compensation	204	95
Interest in respect of convertible shareholders loan	56	48
Erosion of restricted cash	4	(1)
Capital loss on fixed assets	10
Changes in operating asset and liability items:
Increase in accounts receivable	(490)	(360)
Increase in accounts payable and accruals	342	761
Decrease (increase) in inventories	1,246	(2,453)
Net cash used in operating activities	(4499)	(6,394)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(147)	(253)
Long-term loan to employee – net	(11)	50
Long-term deposits –net	(3)	(20)
Restricted cash	92	36
Severance pay funded	(26)	(8)
Net cash used in investing activities	(95)	(195)
CASH FLOWS FROM FINANCING ACTIVITIES:
Exercise of employee stock options		1
Convertible shareholders’ loan received		3,875
Issuance of share capital	4,027
Net cash provided by financing activities	4,027	3,876
DECREASE IN CASH AND CASH EQUIVALENTS	(567)	(2,713)
BALANCE OF CASH AND CASH EQUIVALENTS
AT BEGINNING OF YEAR	1,608	4,321
BALANCE OF CASH AND CASH EQUIVALENTS
AT END OF YEAR	$1,041	$1,608

The accompanying notes are an integral part of these consolidated financial statements.

CELERICA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies, applied on a consistent basis, are as follows:

a.

General

1)

Celerica Inc. - a U.S. corporation (hereafter - the Company) - was incorporated and commenced operations on July 18, 2000. The Company changed its name from Celeritas Inc. to Celerica Inc. in January 23, 2002. The Company and its wholly-owned subsidiary located in Israel, Celerica Ltd. (hereafter - the Subsidiary) are engaged in the development, management and marketing of wireless solutions for the cellular industry.

1)

Until January 2002, the subsidiary was engaged in supplying research and development services to the Company. Under an agreement then signed, all the proprietary rights pertaining to the products developed, including know-how, patents, trademarks, goodwill, etc., belonged to the Company. In January 2002, the subsidiary purchased the “Intellectual Property” of the Company, in consideration of $600,000.

In August 2002, the subsidiary reached an understanding with OrAccess Ltd. to purchase the technology of OrAccess Ltd. and OrAccess Inc. for $363,000 and 1,392,316 shares of Series B Preferred stock of the Company with $0.001 par value each, which were issued according to terms stipulated in the agreement. In addition, the Company issued warrants to the shareholders of OrAccess Ltd to purchase 210,956 Series B Preferred stock of the Company at an exercise price of $ 0.075 each. As part of the financing round consummated in April 2005, these options were converted into options to purchase ordinary shares of the Company.

2)

Risk factors

The Company and its subsidiary have not yet generated profits from their activities, and there is no assurance that the Company will generate sufficient revenues in the future. Research and development expenses, net, and general, administrative and marketing expenses accumulated since incorporation are $19,718,000 and $9,856,000, respectively.

The accompanying consolidated financial statements have been prepared on a basis which assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has a limited operating history and has incurred losses since inception. Management expects operating losses to continue for the foreseeable future. These circumstances raise doubt about the Company's ability to continue as a going concern (see also note 9). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

CELERICA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

3)

Use of estimates

The preparation of financial statements is in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results can differ from those estimates.

a.

Financial statements expressed in U.S. dollars (“dollars”;“$”)

1)

The functional currency of the Company and its subsidiary is the dollar. The dollar amounts were determined as follows:

Transactions and balances originally denominated in dollars are presented at their original amounts.  Balances in non-dollar currencies are translated into dollars using historical and current exchange rates for non-monetary and monetary balances, respectively.  For non-dollar transactions reflected in the statement of operations, the following exchange rates are used: (i) for transactions - exchange rates at transaction dates and (ii) for other items (derived from non-monetary balance sheet items such as depreciation, etc.) - historical exchange rates.  The resulting currency translation gains or loses are carried to financial income or expenses, as appropriate.

The amounts presented in dollars should not be construed to represent amounts receivable or payable in dollars or convertible into dollars, unless otherwise indicated in these financial statements.

2)

Exchange rate data:

	December 31		Increase (decrease) during the year ended December 31
	2005	2004	2005	2004
	Exchange rate of
	one US dollar		%	%
NIS	4.603	4.308	6.8	(1.6)
EURO	0.845	0.733	15.2	(8.0)

a.

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiary. Intercompany balances and transactions have been eliminated.

b.

Inventories

Inventories are valued at the lower of cost or market.  Cost is determined as follows:

Raw materials and supplies – on the moving average basis.

Products in process and finished products – on the following basis:

Raw materials and supplies component are based on the moving average basis and labor and overhead component are based on specific subcontractor cost

CELERICA INC.

NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

c.

Fixed assets

The assets are stated at cost and are depreciated by the straight-line method, on basis of their estimated useful life.

Annual rates of depreciation are as follows:

%
Computers and software	33
Office furniture and equipment	6;15
Electronic equipment	15

Leasehold improvements are amortized by the straight-line method over the term of the lease, which is shorter than the estimated useful life of the improvements.

d.

     Deferred income taxes

Full valuation allowance is made in respect of deferred income tax assets, since it is more likely than not that deferred income tax assets will not be realized in the foreseeable future.

e.

Revenue recognition

Revenues from sales of products are recognized when an arrangement exists, delivery has occurred, the Company’s price to the customer is fixed or determinable and collectibility is reasonably assured.

f.

Research and development

Research and development expenses are charged to income as incurred. Grants received from the Israeli Office of the Chief Scientist and Bi-national research and development funds for the development of approved projects are recognized as a reduction of research and development expenses in the fiscal year in which the grants were received.

g.

Cash equivalents

The Company considers all highly liquid investments, which include short-term bank deposits (up to 3 months from date of deposit) that are not restricted as to withdrawal or use, to be cash equivalents.

CELERICA INC.

NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

h.

Stock-based compensation

The Company accounts for its employee stock-based compensation arrangements using the intrinsic value method in accordance with provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), and Financial Accounting Standards Board Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans (“FIN 28”), and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, Accounting

for Stock-Based Compensation (“FAS 123”) as amended by FAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure.

Under APB 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of the Company’s common stock and the exercise price. When the number of the underlying shares or the exercise price is not known at the grant date, the Company updates each period the compensation expenses until such data becomes known.

FAS 123 defines a “fair value” based method of accounting for an employee stock option.

The alternative method to the intrinsic value method of accounting for stock-based compensation is the fair value approach prescribed by FAS 123, as amended by FAS 148. If the Company followed the fair value approach, the Company would be required to record deferred compensation based on the fair value of the stock option at the date of grant. The fair value of the stock option is required to be computed using an option-pricing model, such as the Black-Scholes option valuation model, at the date of the stock option grant. The deferred compensation calculated under the fair value method would then be amortized over the respective vesting period of the stock option.

The weighted average fair value of options granted using the Black & Scholes option-pricing model during 2005 and 2004 is $0.02 and $0.05, respectively. The fair value of each option granted is estimated on the date of grant based on the following assumptions: weighted average dividend yield of 0%; expected volatility of 50% (10% in 2004); risk-free interest rate: 2005 - 4% (2004 – 1.5%); weighted expected life: 2005 – 4 years (2004 – 10 years).

The following table illustrates the effect on loss assuming the Company had applied the fair value recognition provisions of FAS 123 to its stock based employee compensation:

	Year ended December 31
	2005	2004
	In thousands
Loss, as reported	$6,093	$4,661
Deduct: stock based employee compensation
expense included in reported loss	(204)	(95)
Add: stock based employee compensation
expense determined under fair
value method for all awards	225	123
Pro-forma loss	$6,114	$4,689

CELERICA INC.

NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

i.

     Recently issued accounting pronouncements in the United States:

                          (1) FAS 123 (Revised 2004) Share-based Payment

In December 2004, the Financial Accounting Standards Board ("FASB") issued the revised Statement of Financial Accounting Standards ("FAS") No. 123, Share-Based Payment (FAS 123R), which addresses the accounting for share-based payment transactions in which the Company obtains employee services in exchange for (a) equity instruments of the Company or (b) liabilities that are based on the fair value of the Company’s equity instruments or that may be settled by the issuance of such equity instruments. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (SAB 107) regarding the SEC’s interpretation of FAS 123R.

FAS 123R eliminates the ability to account for employee share-based payment transactions using APB 25, and requires instead that such transactions be accounted for using the grant-date fair value based method. This Statement will be effective as of the beginning of the first annual reporting period that begins after December 15, 2005 (January 1, 2006 for the Company). Early adoption of FAS 123R is encouraged. This Statement applies to all awards granted or modified after the Statement’s effective date. In addition, compensation cost for the unvested portion of previously granted awards that remain outstanding on the Statement’s effective date shall be recognized on or after the effective date, as the related services are rendered, based on the awards’ grant-date fair value as previously calculated for the pro-forma disclosure under FAS 123.

The Company expects that upon the adoption of FAS 123R, the Company will apply the modified prospective application transition method, as permitted by the Statement. Under such transition method, upon the adoption of FAS 123R, the Company’s financial statements for periods prior to the effective date of the Statement will not be restated.

The company expects that this statement may have material effect on its financial position and results of operations. The impact of this statement on the Company’s financial statements or its results of operations in 2006 and beyond will depend upon various factors, including the Company's future compensation strategy.

(2) FAS 154 Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 and FASB Statement No. 3.

In May 2005, the FASB issued FAS No. 154, “Accounting Changes and Error Corrections”. FAS No. 154 is a replacement of Accounting Principles Board Opinion (“APB”) No. 20 and FASB Statement No. 3. FAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application as the required method for reporting a change in accounting principle. FAS No.  154also requires that a change in depreciation, amortization, or depletion method for long-lived, nonfinancial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. The Statement carries forward the guidance contained in APB No. 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate.

FAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 (January 1, 2006 for the Company). The Company does not expect this standard to have a material effect on the Company’s financial statements or results of operations.

CELERICA INC.

NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 2 – PROPERTY, PLANT AND EQUIPMENT

Composed as follows:

Cost		Accumulated depreciation
2005	2004	2005	2004
In thousands

Computers and software	$397	$338	$324	$271
Office furniture and equipment	86	126	47	54
Electronic equipment	1,540	1,430	1,058	906
Leasehold improvements	26	26	9	7
	$2,049	$1,920	$1,438	$1,238

NOTE 3 – CONVERTIBLE LOANS

During 2004, the Company entered into loan agreements with some of its shareholders. The loan bore an annual interest of 8%. As part of the financing round that took place in April 2005, the total principal together with interest accrued until March 7, 2005, was converted into Preferred A shares (see also note 6a).

NOTE 4 - EMPLOYEE RIGHTS UPON RETIREMENT

The Subsidiary's liability for severance pay is calculated in accordance with Israeli law based on the most recent salary paid to employees and the length of employment in the Subsidiary. The liability is funded mainly through individual insurance policies purchased from outside insurance companies, and deposits with pension funds. The amounts funded as above are not reflected in the balance sheet since they are not under the control and management of the subsidiary.

The amount of liability for severance pay presented in the balance sheet reflects that part of the liability not covered by the above insurance policies and in respect of that liability, deposits (presented among long-term receivables) are made in the name of the subsidiary with recognized severance pay funds.

NOTE 5 – COMMITMENTS

a.

In respect of lease agreements for vehicles

The subsidiary has entered into operating lease agreements for vehicles it uses. The leases will expire until the year 2008.

The expected annual lease fees in the coming three years, at the rate known on
December 31, 2005, are $101,000, $67,000 and $12,000 in 2006, 2007 and 2008 respectively.

a.

In respect of lease agreements for buildings

The subsidiary has entered into operating lease agreements for the building it uses. The lease expired in December 31, 2005, and was extended until February 28, 2006.

CELERICA INC.

NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 5 – COMMITMENTS (continued)

In February 2006, the subsidiary signed a new office lease agreement for new premises for a period of six months, until August 2006.

The projected rental payments in 2006 in respect of the above agreements, are $75,000.

a.

Cash in the amount of $57,000 was restricted to secure bank guarantees provided in respect of the commitments of the subsidiary, as mentioned in b. above.

b.

Royalty commitments

The Company is committed to pay royalties to the Government of Israel and to Canada-Israel Industrial Research and Development Foundation (hereafter – the Foundation), on proceeds from sales of products in the research and development of which the Government and the Foundation participated by way of grants. At the time grants were received, successful development of the related projects was not assured. In the case of failure of a project that was partly financed as above, the Company is not obligated to pay any such royalties.

Under the terms of the subsidiary’s funding from the Israeli Government, royalties of 3% - 5% are payable on sales of products developed from projects so funded, up to 100% of the amount of the grant received by the Company (dollar linked); with the addition of an annual interest based on LIBOR.

At December 31, 2005 the maximum royalty amount payable by the Company was $2,060,000.

NOTE 6 - SHARE CAPITAL

a.

On April 4, 2005, the Company consummated an equity financing of 8.1 million US dollars. As a part of the financing round a recapitalization had been processed in which all preferred A and preferred B shares were converted into common shares and preferred B warrants were cancelled. The Company issued to the shareholders 119,771,322 new preferred A shares with a par value of $0.001 each and 4,000,000 Preferred A-1 shares with a par value $0.001 each. The new Preferred A shares are convertible into common stock of the Company. The Preferred A-1 shares are non-convertible and non-voting. As a part of the agreement, a convertible bridge loan, amounting to 3.9 million US dollars (including interest), was converted into new preferred A shares of the Company.

b.

The Company’s share capital is composed of shares of $ 0.001 par value as follows:

December 31
2005		2004
Number of shares		Number of shares
Authorized	Issued and paid	Authorized	Issued and paid

Ordinary shares	180,000,000	33,011,251	44,000,000	4,334,529
Preferred A shares			1,500,000	1,133,239
Preferred B shares			31,000,000	26,529,238
New Preferred A shares	121,000,000	119,771,322
Preferred A1 shares	4,000,000	4,000,000

CELERICA INC.

NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 6 - SHARE CAPITAL  (continued)

c.

Ordinary shares confer to their holders the right to receive notice to participate and vote in general meetings of the Company and the right to receive dividends, if declared.

New preferred A shares confer upon their holders voting rights and the right to participate in profits, and also have liquidation preference of up to the amounts received by the Company at the issuance of these shares. The new preferred A shares are convertible into ordinary shares, either at the election of each holder of the shares, or automatically upon an IPO. The conversion ratio shall be subject to certain anti-dilution provisions.

Preferred A-1 shares are non-voting and non-convertible stock and only have the right to participate in a distribution of liquidation distributable assets and dividends. Preferred A-1 shares are not treated as part of the fully-diluted as-converted issued and outstanding capital stock of the Company.

d.

Acquisition of technology in 2002

As to the shares and options issued for acquisition of technology in 2002, see note 1a2.

e.

Employee Stock Option Plan:

1)

On May, 2001 the board of directors adopted the 2000 Employee Stock Option Plan  (hereafter - ESOP 2000). Until December 31, 2000, the Company reserved 1,300,000 options of common shares for issuance to employees and consultants.

In December 2002, the board of directors adopted the Celerica Inc. 2003 Israeli Stock Option Plan (hereinafter – ESOP 2003), where under options are to be granted to employees and consultants of the Company. The approval included additional pool of options reserved, resulting in an overall of 7,390,000 options of common shares to be granted.

In 2005, as part of the financing round, the board of directors approved additional pool of options resulting in a total  of 25,899,412 options of common shares.

Both ESOP 2000 and ESOP 2003 allow employees and consultants who received an approval to participate in the plan, to receive grants of options of the Company. The vesting periods of the options are up to 4 years from the date of the grant, and the options are granted with a specific exercise price determined at the time of the grant. Any option not exercised within 10 years from grant date will expire, unless extended by the board of directors.

CELERICA INC.

NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 6 - SHARE CAPITAL  (continued)

The following table summarizes information of the Company's stock options granted as of December 31, 2005 and 2004 and changes during the years then ended:

2005		2004
Number	Weighted average exercise price	Number	Weighted average exercise price
	$		$

Options outstanding at beginning of
year	4,269,626	0.13	5,031,443	0.10
Changes during the year:
Granted	14,510,042	0.01	418,500	0.23
Forfeited	(947,873)	0.22	(255,538)	0.23
Exercised			(924,779)	0.001
Options outstanding at end of year	17,831,795	0.02	4,269,626	0.13

2)

An Exchange Program of stock options

On July 1, 2002 the Board of Directors of the Company approved an Exchange Program to give the Company’s employees and subsidiary’s employees a choice to cancel stock options granted to them from August 1, 2000 through and including December 31, 2001 in exchange for an equal number of new options in the future and the exercise price shall be the fair market value on the replacement grant date. The new options were granted at January 1, 2003. Part of the employees who were offered the exchange program, accepted the offer.

NOTE 7 - TAXES ON INCOME

a.

Tax benefits under the Law for the Encouragement of Capital Investments, 1959 (hereinafter - the Law)

In 2003, the Subsidiary was granted “approved enterprise” status under the “alternative track”, in accordance with the Law for the Encouragement of Capital
Investment - 1959, for an investment program in the aggregate amount of approximately $500 thousand.

The framework of the “alternative track” provides for a tax exemption on undistributed earnings derived from assets included in the approved enterprise investment program for a period of two years and a reduced tax rate during the following five years.

These tax benefits will be granted to the Subsidiary commencing with the first year in which it generates taxable income from the approved enterprise. This is contingent on the fact that a period of 12 years has not elapsed since the approved enterprise’s commencement of operations, as determined by the Investment Center, or 14 years from the year in which the approval certificate has been issued, whichever is earlier.

Obtaining of benefits is contingent upon fulfilling the regulations of the Law as well as the approval certificate.

CELERICA INC.

NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 7 - TAXES ON INCOME (continued)

b.

Taxes laws

The Company and its subsidiary operate under the tax laws of their countries of residence.

b.

Tax assessments

The Company and its subsidiary have not been assessed for tax purposes since incorporation.

c.

Deferred taxes

Carryforward losses of the Company and of the subsidiary, aggregate approximately $6.3 million and $17 million at December 31, 2005, respectively. Due to uncertainty of realizing the benefit of the carried forward tax losses, a valuation allowance for the entire amount of the related tax asset has been recorded.

NOTE 8- SUPPLEMENTARY FINANCIAL STATEMENTS INFORMATION

Balance sheets:

December 31
2005	2004
In thousands

a. Accounts receivable - other:
Value added tax authorities	$13	$58
Prepaid expenses	43	29
Short-term loan to employee	11
Short term deposits	5	12
Other	2	35
	$74	$134

b.

Accounts payable and accruals - other:

Payroll and related expenses	$192	$212
Provision for sales commission	113
Provision for vacation pay	104	101
Accrued expenses	72	25
Other	41	30
	$522	$368

c.

Monetary balances in Israeli currency*:

Current assets	$188	$1,253

Current liabilities	$963	$1,235

* Excluding dollar-linked balances.

CELERICA INC.

NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 8- SUPPLEMENTARY FINANCIAL STATEMENTS INFORMATION (continued):

Statements of operations:

a.

 Revenues

Revenues of the Company in 2005 included $1,216 thousand from one customer.

2005	2004
In thousands

b.

Research and development expenses, net:

Payroll and related expenses	$1,756	$1,289*
Materials consumption	685	814*
Inventory write-off	1,815
Depreciation	124	104
Vehicle rent and maintenance	224	187
Travel	169	206*
Rent and maintenance	156	169*
Other	114	174*
	5,043	2,943
Grants received less royalty payments (note 5d)	(759)	(83)
	$4,284	$2,860

* Reclassified

c.

Selling, marketing, general and administrative expenses:

Payroll and related expenses	$ 599	$ 542
Marketing	1,025	929
Travel abroad and entertaining	78	122
Depreciation	84	66
Vehicle rent and maintenance	63	86
Professional fees	126	68
Rent and maintenance	149	137*
Sales commissions	113
Other	90	71*
	$2,327	$2,021

* Reclassified

NOTE 9- SUBSEQUENT EVENTS

a.

During January 2006 the Company released approximately 60% of its employees due to board's intension to ease cash burn rate until actual sales or other business transactions are valid.

b.

On February 16, 2006, the Company signed a Term Sheet to consummate a merger transaction whereby the contractual party will purchase all outstanding shares of the Company in exchange for shares of the contractual party.